EXHIBIT 99.1

ChinaNet Online Holdings Appoints Zhongyi Liu as Chief Strategy Officer for Blockchain and Business Development

BEIJING, Jan. 11, 2018 (GLOBE NEWSWIRE) -- ChinaNet Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"), an integrated online advertising, precision marketing and data-analysis and management services platform, today announced that it has appointed Mr. Zhongyi Liu as Chief Strategy Officer to head the Company’s blockchain strategy plan and related business development.

Mr. Zhongyi Liu, the co-founder of a BitCoin company, FuDeShu.com, graduated from Huazhong Agricultural University. He began his career in Xinhua News and attained the role of Chairman of the Hong Kong Xinhua News Agency from 1992 to 1994. Since 1996, he transitioned to the internet industry and became one of the earliest internet entrepreneurs in China. In 1996, Mr. Liu built an Internet community called Student Global Village. In 1999, he founded SOHO Network Technology Co., Ltd.  and published a book “How to become a SOHO”. In 2001, he set up Email Post Net, the earliest O2O business model in China. Mr. Liu was also the one of the co-founders of TsingDa Education Corp., known as one of the most successful O2O educational models in China.

In 2013 Mr. Liu entered the mobile internet industry and innovated a personalized mobile network, known as Golden Banyan, an early version of FuDeShu with a technical concept similar to blockchain. In 2015, Golden Banyan revolutionized into FuDeShu, the blockchain service provider and in 2016 he issued an ICO whitepaper, called FuDeCoin (FDB), making it one of the earliest blockchain based ICO adopters in China.  In 2017, he originated “Blockchain+” a model that solved the puzzle of operating blockchain in large-scale businesses hoping to create a dynamic business ecosystem.

Mr. Liu has extensive connections and experience in the internet industry as well as in the government sector due to his personal experience in Hong Kong XinHua Press. He knows the need of SMEs in China and has built up a superb reputation in the blockchain industry in China. Mr. Liu will utilize his personal relationships and resources in the mobile internet and blockchain fields, sharing his experience with FuDeShu’s mature blockchain service framework and product cycle to help ChinaNet integrate blockchain into its core intelligent system CloudX. He will assist the Company in building a global business blockchain ecosystem for SMEs around the world and help ChinaNet combine AI and blockchain for marketing and advertising applications and extend our services into transaction related areas.

ChinaNet has been exploring the potential of blockchain for over a  year  and Mr. Liu has been advising the Company on blockchain for the past four months. Mr. Liu has brought great synergies in our partnership with Jingtum Technology. “Our engagement in blockchain is not impulsive, but rather a strategic decision to explore and trial blockchain applications with our CloudX platform,” stated Mr. Handong Cheng, CEO of ChinaNet. “We believe in blockchain and its ability to change the internet. Within a reasonable period of time, we plan to present our first application utilizing blockchain technology with an updated version our CloudX Ai. We believe once we complete all sectors of blockchain as we have designed, we will create a new era for business applications using blockchain and artificial intelligence for marketing and advertising, as well as multi-dimensional transaction services.”

About ChinaNet Online Holdings, Inc.
ChinaNet Online Holdings, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI (ChinaNet), is an integrated online advertising, precision marketing and data-analysis and management services platform. ChinaNet provides prescriptive analysis for its clients to improve business outcomes and to create more efficient enterprises. The Company leverages an optimization framework, provided by its comprehensive data-analysis infrastructure, to blend data, mathematical, and computational sciences into an outcome management platform for which it monetizes on a per client basis. ChinaNet uniquely optimizes and prescribes its clients decision making processes based on its proprietary ecosystem. For more information, visit www.chinanet-online.com.

Safe Harbor
This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:
MZ North America
Ted Haberfield, President
Direct: +1-760-755-2716
Email: thaberfield@mzgroup.us
Web: www.mzgroup.us